Exhibit 99.1

For more information contact:
Roger E. Gower, President/C.E.O.
(651) 697-4000
Michelle Sprunck, Investor Relations
(651) 697-4026

MCT REPORTS FIRST QUARTER 2008 RESULTS

STRONG BOOKINGS

St. Paul, Minnesota. (May 13, 2008) — Micro Component Technology, Inc. (OTC Bulletin Board: MCTI) today reported results for its first quarter ended March 29, 2008.  Net sales for the first quarter of 2008, at $2.2 million, decreased 35% over the first quarter of 2007.  Net loss was $1,116,000, or $0.03 per share in the first quarter of 2008.  The net loss in the first quarter of 2007 was $159,000.

MCT’s President, Chairman and Chief Executive Officer, Roger E. Gower, commented, “While our first quarter revenue declined from a year ago, we experienced a strong bookings in the last few weeks that would indicate an improvement in industry conditions.  During the first quarter, we successfully installed two new products, each addressing large high volume device markets” concluded Gower.

MCT is a leading manufacturer of test handling and automation solutions satisfying the complete range of handling requirements of the global semiconductor industry.  MCT has recently introduced several new products under its Smart Solutions™ line of automation products, including Tapestry®, SmartMark™, SmartSort™, and SmartTrak™, which are designed to automate the back-end of the semiconductor manufacturing process.  MCT believes it has the largest installed IC test handler base of any manufacturer, with over 11,000 units worldwide. MCT is headquartered in St. Paul, Minnesota, with its core manufacturing operation in Penang, Malaysia.  MCT is traded on the OTC Bulletin Board under the symbol MCTI.

For more information on the Company, visit its web site at http://www.mct.com

Except for the historical information contained herein, the matters discussed in this news release are forward looking statements that involve risks and uncertainties, including the timely development and acceptance of new products, the impact of competitive products and pricing, the impact on cash and results of operations from a flattening or renewed downturn in the semiconductor capital equipment market, the need for additional financing, and the other factors detailed from time to time in the Company’s SEC reports, including but not limited to the discussion in the Risk Factors and Management’s Discussion  &  Analysis included in Form 10-K for the year ended December 31, 2007.

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Condensed Consolidated Statements of Operations (Unaudited)

(In thousands, except per share data)

	Three months ended
	March 29,	March 31
	2008	2007

Net sales	$2,198	$3,377
Cost of sales	1,133	1,604
Gross profit	1,065	1,773
Gross margin	48.5%	52.5%
Selling, general and administrative	1,162	1,105
Research and development	464	500
Total operating expenses	1,626	1,605

Operating income (loss)	(561)	168

Interest and other	(555)	(327)

Net income (loss)	$(1,116)	$(159)

Net income (loss) per share – basic and diluted	$(0.03)	$(0.00)

Weighted average shares outstanding:
Basic	37,877	36,665
Diluted	37,877	36,665

Condensed Consolidated Balance Sheets (Unaudited)

(In thousands)

	March 29,	Dec. 31,
	2008	2007
Assets
Current assets
Cash and cash equivalents	$387	$373
Accounts receivable, net	2,456	3,044
Inventories	1,811	1,671
Other current assets	138	108
Total current assets	4,792	5,196

Property, net	111	114

Debt issue costs and other, net	176	199

Total assets	$5,079	$5,509

Liabilities and Stockholders’ Deficit
Current liabilities
Accounts payable	$801	$698
Accrued liabilities	1,146	1,140
Current portions of long-term obligations	132	—
Total current liabilities	2,079	1,838

Long-term debt	9,603	9,320

Total stockholders’ deficit	(6,603)	(5,649)

Total liabilities and stockholders’ deficit	$5,079	$5,509